EXHIBIT 10.1

SEPARATION, CONSULTING AND RELEASE AGREEMENT

THIS SEPARATION, CONSULTING AND RELEASE AGREEMENT (this “Agreement”) is entered into as of this 22nd day of January 2026 (the “Termination Date”), by and among David M. Flair (“Flair”), BayVanguard Bank, a Maryland-chartered stock savings bank (the “Bank”), and BV Financial, Inc., a Maryland company and the holding company of the Bank (the “Company”).  In consideration of the payments and benefits described in this Agreement, the sufficiency of which is acknowledged hereby, Flair, the Bank and the Company agree as follows:

1. Termination Date. By executing this Agreement, Flair resigns his employment with the Bank and the Company effective on the Termination Date.  For the avoidance of doubt, Flair resigns as Co-President and Co-Chief Executive Officer and as a member of the boards of directors of the Bank and the Company and from all other positions as a director and/or officer, trustee, or other position with the Bank, the Company, their respective subsidiaries and their respective affiliates (the “Company Group”), if any, effective as of the Termination Date. Flair confirms and agrees that he shall not from the date hereof take any actions on behalf of the Company Group, including acting as an agent of the Company Group. In addition, Flair acknowledges that as of the Termination Date, he shall not represent himself to be an employee, officer, director, agent or representative of the Company Group for any purpose other than as set forth in Section 16 of this Agreement, will not direct the work of any employee of the Company Group, or make any management decisions, or undertake to commit the Company Group to any course of action in relation to third persons.

2. Accrued Obligations. The Bank shall pay and provide Flair with his Accrued Obligations through the Termination Date. For purposes of this Agreement, “Accrued Obligations” shall consist of the following: (i) accrued and unpaid base salary and accrued and unused vacation time accrued through December 31, 2025, in the amount of 20,652.48 and (ii) unreimbursed business expenses incurred and submitted for reimbursement through the Termination Date. For the avoidance of doubt, except for accrued and unused vacation time expressly described above, any other accrued and unused paid time off, of any kind, shall not be paid by the Bank and is hereby forfeited.  The Bank shall pay Flair the Accrued Obligations in a single lump sum no later than the second payroll date of the Bank following the Termination Date.  Any benefits accrued or earned under any of the Bank’s tax-qualified or non-tax-qualified retirement plans will be distributed in accordance with the terms of the applicable benefit plans.

3. Separation Payment and Termination of Employment Agreement. Upon the timely execution of this Agreement and in exchange for Flair’s full compliance with this Agreement (other than the provisions relating to ongoing consulting services), including Flair signing and not revoking the General Release of Claims attached hereto as Exhibit I (the “General Release”), the Bank and the Company agree to provide Flair with a payment equal to $2,142,182 (the “Separation Payment”).  The Bank will pay Flair the Separation Payment in a single lump sum (less applicable tax withholdings) no later than the second payroll date of the Bank following the expiration of the revocation period contained in the General Release.  Flair agrees that effective as of the Termination Date the employment agreement originally entered into by and among Flair, the Bank, the Company and Bay-Vanguard, M.H.C. as of August 28, 2018 (the “Employment Agreement”), shall terminate in its entirety and become null and void.  Flair acknowledges that as of the Termination Date, he will have no rights under the Employment Agreement.

4. 2025 Incentive Compensation.  Flair will receive the bonus accrued and earned for the fiscal year 2025.  The Bank will pay Flair the amount of the accrued bonus no later than the date bonus payment is made to the remaining Chief Executive Officer of the Bank.

5. Salary Continuation Plan.  The Bank and Flair acknowledge that Flair will be entitled to the benefits provided for under the Bay Vanguard Federal Savings Bank Salary Continuation Plan for David M. Flair entered into effective as of April 10, 2017 (the “Salary Continuation Plan”); provided that Flair and the Bank will enter into the amendment to the Salary Continuation Plan attached hereto as Exhibit II within five (5) days of the expiration of the revocation period provided for in the General Release.  The benefits provided for in the Salary Continuation Plan will be paid to Flair in accordance with the terms of the plan, as amended.

6. Split Dollar Life Insurance Agreement.  The Bank will continue to maintain, and will not terminate without the written consent of Flair, the Executive Split Dollar Agreement entered into by and between the Bank and Flair as of April 12, 2017, in accordance with its terms.

7. Equity Incentive Plans.  The unexercised stock options held by Flair will be exercisable in accordance with the terms of the Company equity plan under which they were granted.  The unexercisable stock options and the unvested restricted stock granted to Flair under the 2024 Company Equity Incentive Plan will become exercisable and vested in accordance with Section 16 of this Agreement and treated in accordance with the terms of the 2024 Company Equity Incentive Plan.  While Flair is providing Consulting Services (as defined below) to the Company, he shall be considered a “service provider” for purposes of the 2024 Company Incentive Plan.

8. General Release of Claims.  In consideration of the payments, benefits and other good and valuable consideration provided for in this Agreement, Flair, for and on behalf of Flair and Flair’s heirs, administrators, executors, and assigns, agrees to execute and not revoke the General Release of Claims attached hereto as Exhibit I.  If Flair does not execute the General Release or if Flair timely revokes the General Release in accordance with its terms, this Agreement will become null and void.

9. Restrictive Covenants.

(a) Non-solicitation of Employees. Flair agrees that for the length of the Consulting Period (as defined below), Flair shall not, whether directly or indirectly, in any way for his own account or for the account of any other person, venture, firm, business, corporation or enterprise, offer employment to any employee of the Company or the Bank who was employed by the Company or the Bank at the Termination Date or attempt to induce or entice any regular or temporary employee of the Company or the Bank who was employed by the Company or the Bank at the Termination Date to terminate his or her employment; provided that nothing in this Agreement shall prohibit hiring of an individual who was not an officer of the Company or the Bank if the Executive is not involved in recruiting the individual or in the hiring decision.

(b) Non-solicitation of Customers and Non-competition Covenant. Flair agrees that for the length of the Consulting Period, Flair will not, directly or indirectly, individually, or as partner or agent, independent contractor, employee or stockholder of any corporation, or for any business entity of any nature:

(i) Call upon, solicit, or otherwise contact, any Customer or Prospective Customer, for the purpose of selling a product or service that the Bank provides or to encourage the Customer or Prospective Customer to cease doing business, in whole or in part, with the Bank.

For purposes of this Agreement, “Customer” means a person or entity who is a customer of the Bank as of the Termination Date or with whom Flair had material direct contact on behalf of the Bank during the six (6) month period preceding the Termination Date and “Prospective Customer” means a person or entity who was the direct target of sales or marketing activity by Flair at or prior to the Termination Date or whom Flair knew was a target of the Bank’s sales or marketing activities during the one (1) year period preceding the Termination Date.  For purposes of this Section 9(b), the term “Customer” shall not include any member of Flair’s immediate family.

(ii) Directly or indirectly own, manage, operate, control, be employed by, participate in, render services to, or be connected in any manner with the ownership, management, operation or control of another financial institution that offers products or services similar or equivalent to those offered by the Bank or its successors in the Restricted Area (as defined below). Flair acknowledges that it shall be a violation of this subsection for Flair to conduct any business referred to herein within the Restricted Area, including but not limited to advertising or soliciting or otherwise servicing in any way Customers or Prospective Customers within the Restricted Area, even though Flair, or an affiliated business, may be located outside the Restricted Area.

(iii) The restrictions on the activities of Flair contained in this Section 9(b) shall be limited to the following geographical areas: 1) all counties in Maryland in which the Bank or an affiliate of the Bank maintains an office or branch (“Restricted Area”).  Flair acknowledges that these restrictions will not render him unable to find or undertake gainful employment appropriate to his skills and experience.

(c) Confidentiality. Flair recognizes and acknowledges that Flair has been and will be the recipient of confidential and proprietary business information concerning the Company, the Bank, and the Company Group, including without limitation, past, present, planned, or considered business activities, and Flair acknowledges and agrees that Flair will not, during or after the term of Flair’s employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in a writing signed by the Bank, or as may be required by regulatory inquiry, law, or court order. Notwithstanding the foregoing, Flair may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank and the Company. In the event of a breach or a threatened breach by Flair of the provisions of this Section 9(c), the Bank and the Company will be entitled to an injunction restraining Flair from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or the Company or the Company Group or any other similar confidential or proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.

(d) Non-Disparagement. Flair will not, at any time willfully make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which is intended to, directly or indirectly, disparage and cause financial harm to the Company Group or their successors or their business or reputation. The Company Group and their successors shall direct such officers, directors and employees as requested by Flair not to, at any time willfully make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which is intended to, directly or indirectly, disparage and cause financial harm to Flair or to Flair’s reputation.  Notwithstanding the foregoing or anything contained in this Agreement to the contrary, nothing in this Section 9(d) shall prevent any person or entity from making statements in good faith in connection with any legal or arbitral proceeding, as part of required governmental testimony or when compelled by law, subpoena or legal process.

(e) Reasonableness of Restrictions. Flair acknowledges and agrees that (i) Flair’s services are unique and extraordinary; (ii) the restrictive covenants in this Agreement are essential elements of this Agreement and are reasonable given Flair’s access to the Confidential Information and the substantial knowledge and goodwill Flair has acquired with respect to the business of the Company Group as a result of his employment with the Company and the Bank, and the unique and extraordinary services provided by Flair to the Company and the Bank; (iii) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects; and (iv) enforcement of the restrictions contained herein will not deprive Flair of the ability to earn a reasonable living.

(f) Judicial Modification. Should any part or provision of this Section 9 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties to this Agreement further agree that if any portion of this Section 9 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be replaced by terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

(g) Enforcement. Flair acknowledges and agrees that the Company Group will suffer irreparable harm in the event Flair breaches any of Flair’s obligations under this Section 9 and that monetary damages would be inadequate to compensate the entities for such breach. Accordingly, Flair agrees that, in the event of a breach (or threatened breach) by Flair of any of Flair’s obligations under this Section 9, the Company, the Bank or their successors will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. Flair agrees to waive any requirement for the securing or posting of any bond in connection with such remedies.

(h) Time to Consider.  Flair acknowledges that he has had adequate time to consider and accept the terms of the restrictive covenants contained in this Section 9.

10. No Further Rights. Following the Termination Date, Flair shall have no further rights to any compensation or any other benefits from the Company, the Bank or any other member of the Company Group with respect to Flair’s employment with the Company Group.  Following the end of the Consulting Period, Flair shall have no further rights to any remuneration or other benefits from any member of the Company Group.

11. Return of Company Property. As of the date of this Agreement, Flair represents that he has returned to the Company and the Bank (and has not recreated, or delivered to anyone else) all of the records and property of the Company and the Bank that were in Flair’s possession or over which Flair had direct or indirect control, including, but not limited to, all confidential information, devices, files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, monies, records, date, files, credit cards, office keys, office access cards, passwords, laptops, parking access cards and electronically encoded information (such as computer disks and flash drives) and all copies or reproductions of such records, property any of the other aforementioned items; provided that Flair may, with the consent of the Bank, keep or maintain any such information necessary to perform the Consulting Services.

12.  No Admission. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of an admission by the Company or the Bank or of any member of the Company Group of any violation of policies or procedures of the Company Group, or state or federal laws or regulations.

13. Remedies. Flair understands and agrees that if he breaches any provision of this Agreement, in addition to any other legal or equitable remedies the Company and/or the Bank may have, the Company and/or the Bank shall be entitled to cease making any payments or providing any benefits to Flair (other than the Accrued Obligations), and Flair shall reimburse the Company and/or the Bank for all payments made to Flair pursuant to this Agreement prior to such breach and the reasonable attorneys’ fees and costs incurred by the Company and/or the Bank arising out of any such breach and to enforce the reimbursement. The remedies set forth in this Section 13 shall not apply to any challenge to the validity of the waiver and release of Flair’s rights under the ADEA. In the event Flair challenges the validity of the waiver and release of Flair’s rights under the ADEA, then the Company’s and/or the Bank’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA, so that the Company and/or the Bank may recover such fees and costs if the lawsuit is brought by Flair in bad faith. Any such action permitted to the Company and or the Bank by this Section 13, however, shall not affect or impair any of Flair’s obligations under this Agreement, including without limitation, the General Release. Flair further agrees that nothing herein shall preclude the Company and/or the Bank from recovering attorneys’ fees, costs, or any other remedies specifically authorized under applicable law.

14. Entire Agreement; Assignment. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and/or written discussions, agreements and understandings of any kind or nature, including the Employment Agreement. This Agreement, and all of Flair’s rights and duties hereunder, shall not be assignable or delegable by Flair. Any purported assignment or delegation by Flair in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company and/or the Bank to a person or entity which is a successor in interest to substantially all the business operations of the Company and/or the Bank (“Successor”). Upon such assignment, the obligations of Flair shall inure to the benefit of such Successor, and the rights and obligation of the Company hereunder shall become the rights and obligations of such Successor.

15. Certain Permissible Disclosures and Communications.

(a) Securities Exchange Act Rule 21F-17. Nothing in this Agreement shall prohibit or impede Flair from communicating, cooperating or filing a complaint with, or receiving a monetary award from, any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Flair does not need the prior authorization of (or to give notice to) the Company and/or the Bank regarding any such communication or disclosure.

(b) Defend Trade Secrets Act. Flair hereby confirms that he understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Flair understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

(c) Other.  Notwithstanding the foregoing provisions in this Section 15, under no circumstance will Flair be authorized to disclose any information covered by the Company’s and/or the Bank’s attorney-client privilege or the Company’s and/or the Bank’s attorney work product (i) without prior written consent of the officer designated by the Company, or (ii) unless such disclosure of that information would otherwise be permitted pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise under applicable law or court order.

16. Consulting Agreement after Termination Date.  If Flair timely signs, dates, and returns this fully signed Agreement to the Company and the Bank and does not revoke it, the Bank will engage Flair as a consultant on the terms specified below.  Notwithstanding anything herein to the contrary, either Flair or the Board of Directors of the Company may terminate this Consulting Agreement at any time and for any reason or for no reason at all, with or without cause, with prior written notice of thirty (30) days to the other party specifying the effective date of the termination of the Consulting Agreement.  Upon termination of this Consulting Agreement, the remaining provisions of this Section 16 (Consulting Agreement after Termination Date), Section 9(a) (Non-solicitation of Employees), Section 9(b) (Non-solicitation of Customers and Non-competition Covenant) shall immediately cease to apply and shall be of no further force and effect.

(a) Consulting Period.  The term of Flair’s engagement as a consultant with the Company (the “Consulting Period”) set forth herein shall be for the period commencing on the Termination Date and ending on September 7, 2028, unless terminated earlier by either the Company or Flair at any time for any reason upon thirty days (30) written notice (as set forth above).

(b) Consulting Services.  During the Consulting Period, the Flair shall, on an as-needed basis, provide consultation to the Board of Directors of the Company regarding the Company Group, its strategic business plans and opportunities, (such services, the “Consulting Services”).  Flair agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents in performing the Consulting Services.  Flair agrees to devote up to 20 hours per month to carry out the Consulting Services hereunder and to make himself available to perform Consulting Services throughout the Consulting Period, on an as-needed basis.  Flair shall keep the Board of Directors of the Company informed of the Consulting Services performed hereunder on a monthly basis. When providing the Consulting Services, Flair shall strictly abide by the Company’s policies and procedures.  Flair’s services during the Consulting Period will be reduced to twenty-percent (20%) or less of the level of services that Flair provided to the Company Group prior to the Termination Date, and therefore, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), Flair has “separated from service” on the Termination Date, notwithstanding Flair’s continued services during the Consulting Period.

(c) Consulting Fee.  In exchange for his willingness to provide Consulting Services, Flair will vest in the equity grants previously granted to him under the Company’s 2024 Equity Incentive Plan.  For the avoidance of doubt, provided that the agreement to provide Consulting Services has not been terminated by Flair or the Company (for any reason), Flair will vest in 24,497 shares of restricted stock on September 6, 2026, 24,497 shares of restricted stock on September 6, 2027, and 24,497 shares of restricted stock on September 6, 2028.  In addition, Flair will vest in 61,244 stock options on September 6, 2026, 61,243stock options on September 6, 2027, and 61,243 stock options on September 6, 2028.  If, at any time during the Consulting Period, Flair terminates the Consulting Period for any reason, Flair shall forfeit any unvested shares of restricted stock and unexercisable stock options. If the Company terminates the Consulting Agreement, Flair will become vested in a number of shares of restricted stock equal to the product of (i) the number of shares of restricted stock that were scheduled to vest as of the next vesting date multiplied by (ii) a fraction equal to (A) the number of days since the immediately previous vesting date until the effective date of the termination of the Consulting Agreement divided by (B) the number of days from the immediately previously vesting date to the next scheduled vesting date.  If the Company terminates the Consulting Agreement, Flair will become vested in a number of unexercisable stock options equal to the product of (i) the number of stock options that were scheduled to vest as of the next vesting date multiplied by (ii) a fraction equal to (A) the number of days since the immediately previous vesting date until the effective date of the termination of the Consulting Agreement divided by (B) the number of days from the immediately previously vesting date to the next scheduled vesting date.

(d) Consultant Status.  During the Consulting Period, Flair shall not be an employee of any member of the Company Group.  Flair shall have no authority to act as an agent of the Company Group, except on authority specifically so designated by the Board of Directors of the Company, and Flair shall not represent to the contrary to any person.  Flair shall not direct the work of any employee of the Company Group, or make any management decisions, or undertake to commit the Company Group to any course of action in relation to third persons.

17. Clawback. Any amount paid under this Agreement is subject to recovery by the Company Group or any other action pursuant to any malus, clawback or recoupment policy which the Company Group may adopt from time to time, including without limitation any such policy which the Company Group may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

18. Severability. In the event that any one or more of the provisions of this Agreement are determined to be or become invalid, illegal or unenforceable in any respect, in any jurisdiction, by a court of competent jurisdiction, in a final judgment to which no further appeal can be made, such judgment shall not affect such provisions in any other jurisdiction or any other provisions of this Agreement, the validity, legality and enforceability of which shall not be affected thereby, and Flair agrees that the court making such determination shall have the power to strike or reform such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and, as so reformed, such provision shall then be enforceable.

19. Governing Law, Jurisdiction and Venue. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN MARYLAND WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF THE PARTIES AGREES THAT ANY ACTION RELATING IN ANY WAY TO THIS AGREEMENT MUST BE COMMENCED ONLY IN THE COURTS OF MARYLAND, FEDERAL OR STATE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED OR NOT PROHIBITED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING BY SENDING THE SAME BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY RECOGNIZED OVERNIGHT COURIER SERVICE. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

20. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

21. No Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No such waiver shall be binding unless signed in writing by the party waiving the breach.

22. Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, neither the Bank nor the Company makes representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Bank or the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Flair on account of non-compliance with Section 409A.

23. Withholding Taxes. The Company and/or the Bank may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.  The parties hereby acknowledge and agree that the Consulting Fee shall not be deemed wages and Flair will receive a Form 1099 in connection with the receipt of the Consulting Fee.  Flair will be responsible for all taxes with respect to the Consulting Fee, and Flair agrees to indemnify, hold harmless and defend the Company Group from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any Governmental Entity arising out of or in connection with the Consulting Fee.  Flair acknowledges and represents that no member of the Company Group has provided any tax advice to Flair in connection with this Agreement and Flair has been advised by the Company and the Bank to seek tax advice from Flair’s own tax advisors regarding this Agreement and payments and benefits that may be made to Flair pursuant to this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement this 22nd day of January 2026.

DAVID M. FLAIR
/s/ David M. Flair
Name: David M. Flair

BayVanguard Bank

By:	/s/ Samantha Perouty
Name: Samantha Perouty Title: Corporate Secretary

BV Financial, Inc.

By:	/s/ Samantha Perouty
Name: Samantha Perouty Title: Corporate Secretary

EXHIBIT I – to the Separation, Consulting and Release Agreement

GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release of Claims”) is being entered into this 22nd day of January 2026 by and among BayVanguard Bank (the “Bank”), BV Financial, Inc. (the “Company”) and David M. Flair (“Flair”). The Bank, the Company and Flair may hereafter be referred to individually as a “Party” or collectively as the “Parties.”

WHEREAS, the Parties are entering into this Release of Claims in connection with the Separation, Consulting and Release Agreement, dated as of the 22nd day of January 2026 (the “Separation Agreement”) by and among Flair, the Bank and the Company; and

WHEREAS, as consideration for the promises made under the Separation Agreement and the payments and benefits provided to Flair thereunder, Flair has agreed to enter into this Release of Claims.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein and in the Separation Agreement, and for other good and sufficient consideration, receipt of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. General Release.

(a) In exchange for the payments and benefits provided under the Separation Agreement, which Flair is not otherwise entitled to, Flair, on behalf of himself and his heirs, executors, administrators, successors and assigns (collectively, for purposes of this Section 1, “Flair”) irrevocably and unconditionally releases the Bank and the Company, and current, past and future parents, subsidiaries, divisions and affiliates of the Bank and the Company, and each of their directors, officers, employees, shareholders, principals, agents, independent contractors, benefit plans, insurers, and re-insurers, and each of their heirs, successors and assigns (collectively, “Releasees”), of and from any and all claims, promises, damages, and actions of any nature, whether in tort, contract, by statute, or on any other basis, whether in law or in equity, whether known or unknown, (collectively, “Claims”), which Flair may have against them arising prior to the date of this Release of Claims.

(b) Without in any way limiting the foregoing general release, this release includes all Claims arising out of Flair’s service with the Bank and the Company, including the terms, conditions, and termination of his service with the Bank and the Company, including Claims for breach of express or implied contract, wrongful termination, constructive termination, retaliation, whistleblowing, discrimination, harassment, hostile working environment, abusive discharge, denial of or interference with leave, defamation, invasion of privacy, violation of public policy, interference with contractual relationships, and intentional or negligent infliction of emotional distress, as well as Claims under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act, the Genetic Information Nondiscrimination Act, the Health Insurance Portability and Accountability Act, the Occupational Safety and Health Act, the Equal Pay Act, the Uniformed Services Employment and Re-employment Act, the False Claims Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Electronic Communications Privacy Act (including the Stored Communications Act), Maryland civil rights acts, the Maryland Wage Payment and Collection Law, Maryland Occupational Safety and Health

Act, Maryland collective bargaining law, as well as any Claims under any other federal, state or local statute, ordinance, order or regulation governing the rights of independent contractors.

(c) Without in any way limiting the foregoing general release, this Release of Claims also includes all claims for compensatory damages, punitive damages, attorney’s fees, salary, bonuses, incentive payments, deferred compensation, and any payments or other monies due.

(d) Except as may be necessary to enforce this Release of Claims, and to the fullest extent permitted by law, Flair agrees not to permit, authorize, initiate, join or continue any lawsuit, administrative charges or complaints, arbitrations or proceedings against any of the Releasees based in whole or in part on any Claim covered by this Release of Claims.

(e) Notwithstanding the generality of the foregoing Release, nothing herein constitutes a release or waiver by Flair of, or prevents Flair from making or asserting: (i) any claim for indemnity under the Bank’s or the Company’s articles of incorporation and bylaws or to coverage under any directors’ and officers’ insurance policies; or (ii) any claim or right that is not otherwise able to be waived under applicable law.

(f) In addition, nothing herein shall prevent Flair from filing a charge or complaint with the Equal Employment Opportunity Commission or similar federal or state fair employment practices agency or interfere with Flair’s ability to participate in any investigation or proceeding conducted by such agency; provided, however, that Flair hereby waives any right to recover monetary damages or any other form of personal relief from the Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in this Release of Claims.

(g) Flair represents and warrants that to the extent it is determined that any aspect or portion of this Release of Claims, including any aspect or portion of the release in this Release of Claims, requires the approval of any court, agency or other body to be effective, that he will cooperate fully with the Bank and the Company to secure that approval, and if requested will join in and support any such request for approval. The Parties agree that Section 4(e) will apply to the cooperation required by this Section 1.

2. Required Disclosures.

(a) Nothing in this Release of Claims shall prohibit or impede Flair from communicating, cooperating or filing a complaint with, or receiving a monetary award from, the Securities and Exchange Commission or any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Flair does not need the prior authorization of (or to give notice to) the Bank or the Company regarding any such communication or disclosure.

(b) Notwithstanding the foregoing, notice is hereby provided that, in accordance with the Defend Trade Secrets Act of 2016, Flair is immune from liability and shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret (as that term is defined in the Defend Trade Secrets Act of 2016) that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney if such disclosure (a) is made solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c) Flair acknowledges that he has carefully read and fully understands all of the provisions of this Release of Claims, and he knowingly and voluntarily agrees to all of the terms set forth in this Release of Claims.

3.	Accept and Revocation.

(a) Flair acknowledges that he has been advised by the Bank and the Company that he has have twenty-one (21) calendar days from the date he received this Release of Claims (the “Acceptance Period”) to consider whether or not to accept this Release of Claims and seek counsel to advise him about signing this Release of Claims.  Any modifications or changes to this Release of Claims agreed upon by Flair and the Bank and the Company will not restart or affect the 21-day consideration period.  This Release of Claims will not become effective or enforceable until the Revocation Period (defined below) has expired without Flair revoking this Release of Claims.

(b) Flair acknowledges that, before signing this Release of Claims, he was advised by the Bank and the Company to consult with an attorney.  Flair agrees and acknowledges that he had an adequate opportunity to review this Release of Claims with persons of his choice, including his attorney (and has done so or freely chosen not to do so), and that he fully understands the terms of this Release of Claims and has signed it knowingly and voluntarily.

(c) It is agreed and understood that Flair has have a period of seven (7) days following his execution of this Release of Claims during which to revoke this Release of Claims and that such revocation will be effective only if received in writing, via email, by [name/contact information], on or before the expiration of this seven (7) day period (the “Revocation Period”).  This Release of Claims shall become effective upon the expiration of the seven (7) day revocation period, provided Flair does not revoke his consent within such period.  In the event Flair exercises his revocation right pursuant to this paragraph, the Bank and the Company shall have the option, in their sole discretion, to treat this entire Release of Claims and the Separation Agreement as null and void.

4. Additional Provisions.

(a) This Release of Claims shall be governed and conformed in accordance with the laws of the State of Maryland except as otherwise expressly provided herein. In the event of a breach of any provision of this Release of Claims, either Party may institute an action specifically to enforce any term or terms of this Release of Claims and/or to seek any damages for the breach. Should any provision of this Release of Claims be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Release of Claims in full force and effect. If the general release language is found to be illegal or unenforceable, Flair agrees to execute a binding replacement release.

(b) The Parties agree that nothing contained in this Release of Claims shall constitute or be treated as an admission of liability or wrongdoing by either of them or any of the other Releasees.

(c) This Release of Claims may be executed electronically and may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same written agreement, which shall be binding and effective as to all Parties.

(d) The language of all parts of this Release of Claims shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. The recitals in this Release of Claims are intended to be material terms of this Release of Claims. There shall be no presumption or construction against the Party who caused this Release of Claims to be drafted.

(e) Flair agrees to cooperate fully with the Bank in any matters that have given, or may give, rise to a legal claim against the Bank and the Company and of which he is knowledgeable as a result of his service with the Bank. This requires Flair, without limitation, to (i) make himself available upon reasonable request and notice and at a mutually agreeable time to provide information and assistance to the Bank and the Company on such matters (including but not limited to preparing discovery responses, and preparing for and attending depositions, mediations, and trial), (ii) maintain the confidentiality of all Bank and Company privileged or confidential information including, without limitation, attorney-client privileged communications and attorney work product, unless disclosure is required by law or is expressly authorized by the Bank, and (iii) notify the Bank promptly of any requests to him for information related to any pending or potential legal claim or litigation involving the Bank, reviewing any such request with a designated representative of the Bank prior to disclosing any such information, and permitting a representative of the Bank to be present during any communication of such information.

[Signature Page Follows]

IN WITNESS HEREOF, THE PARTIES HAVE AGREED AND AFFIXED THEIR SIGNATURES BELOW

DAVID M. FLAIR
/s/ David M. Flair
Name: David M. Flair

BayVanguard Bank

By:	/s/ Samantha Perouty
Name: Samantha Perouty Title: Corporate Secretary

BV Financial, Inc.

By:	/s/ Samantha Perouty
Name: Samantha Perouty Title: Corporate Secretary

EXHIBIT II – to the Separation, Consulting and Release Agreement

BAYVANGUARD BANK

AMENDMENT TO SALARY CONTINUATION PLAN
FOR DAVID M. FLAIR

THIS AMENDMENT TO SALARY CONTINUATION PLAN FOR DAVID M. FLAIR (the "Amendment") is made this 22nd day of January 2026 (the “Effective Date”), by and between BayVanguard Bank (the “Bank”), a Maryland state-chartered bank and David M. Flair (the “Executive”).

RECITALS

A. The Bank maintains the Salary Continuation Plan for David M. Flair, effective as of April 10, 2017 (the “Plan”) for the purpose of providing specified benefits to the Executive.

B. The Bank desires to amend the Plan to modify the benefit provided to the Executive in the event of a Separation from Service (as that term is defined in the Plan) prior to his Normal Retirement Age (as that term is defined in the Plan).

C. Section 7.1 of the Plan provides, in part, that the Plan may be amended or modified at any time with the mutual written consent of the Executive and the Bank.

WITNESSETH in consideration of the mutual promises contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Incorporation of Recitals. The foregoing Recitals are hereby incorporated herein by reference as a substantive part of this Amendment.

2. Amendment of Section 2.2. The parties hereby agree that Section 2.2 shall be deleted in its entirety and replaced with the following new Section 2.2:

“If Executive has a Separation from Service (other than due to Cause or death or Disability) prior to the attainment of his Normal Retirement Age, Executive shall be entitled to an annual benefit equal to $60,000 payable commencing on the Benefit Eligibility Date specified in Section 1.5(b) of the Plan and payable in annual installments over the Payout Period specified in Section 1.14 of the Plan.”

EXECUTIVE:	BANK:

BAYVANGUARD BANK

/s/ David M. Flair	/s/ Samantha Perouty
Name: David M. Flair	Name: Samantha Perouty Title: Corporate Secretary